Lumentum Holdings Inc.

Conflict Minerals Report

For the Calendar Year Ended December 31, 2023

Introduction

Lumentum Holdings Inc. (“we”, “our”, “Lumentum” or the “Company”) is an industry-leading provider of optical and photonic products defined by revenue and market share addressing a range of end market applications including Optical Communications (“OpComms”) and Commercial Lasers (“Lasers”) for manufacturing, inspection and life-science applications. We seek to use our core optical and photonic technology and our volume manufacturing capability to expand into attractive emerging markets that benefit from advantages that optical or photonics-based solutions provide, including 3D sensing for consumer electronics and diode light sources for a variety of consumer and industrial applications. The majority of our customers tend to be original equipment manufacturers (“OEMs”) that incorporate our products into their products which then address end-market applications. For example, we sell fiber optic components that our network equipment manufacturer (“NEM”) customers assemble into communications networking systems, which they sell to network service providers or enterprises with their own networks. Similarly, many of our customers for our Lasers products incorporate our products into tools they produce, which are used for manufacturing processes by their customers. For 3D sensing, we sell diode lasers to manufacturers of consumer electronics products for mobile, personal computing, and gaming who then integrate our devices within their products, for eventual resale to consumers and also into other industrial applications. Lumentum has a global marketing and sales footprint that enables us to address global market opportunities for our products. Lumentum has manufacturing capabilities and facilities in North America, Asia-Pacific, and Europe, with employees engaged in research and development, administration, manufacturing, support and sales and marketing activities. For more information, please refer to Lumentum’s Annual Report on Form 10-K for the fiscal year ended July 1, 2023, filed with the U.S. Securities and Exchange Commission (“SEC”) on August 23, 2023.

This Report has been prepared in accordance with the requirements of Rule 13p-1 (the “Rule”) and Form SD promulgated under the Securities Exchange Act of 1934, as amended. The Rule requires disclosure of certain information when a company manufactures or contracts to manufacture products where the minerals specified in the Rule are necessary to the functionality or production of those products. This Report relates to the process undertaken by Lumentum to exercise due diligence on the source and chain of custody of cassiterite, columbite-tantalite (coltan), gold, wolframite, and their derivatives, which are limited to tin, tantalum and tungsten (collectively, the “Conflict Minerals”, or “3TG”) contained in Lumentum products that were manufactured, or contracted to be manufactured, during the calendar year 2023 (“Covered Products”). Third-party products that Lumentum sells but that it does not manufacture or contract to manufacture are outside the scope of this Report. This Report can be found on our website at www.lumentum.com/investors.

Executive Summary

Lumentum reviewed its supplier base to determine which suppliers were supplying Lumentum with parts or materials that were necessary to the functionality or production of the products we manufactured in calendar year 2023 and contained Conflict Minerals. We then contacted these identified suppliers, each of which completed a Conflict Minerals Reporting Template (‘CMRT”) as part of our reasonable country of origin inquiry (“RCOI”). In connection with the CMRT, these suppliers generally provided us with a list of smelter or refiner names (collectively, “smelters”) that may have provided the Conflict Minerals in the parts or materials provided to us. We do not have a direct contractual or business relationship with these smelters, thus we worked closely with our suppliers-in-scope for our RCOI process. In the RCOI process, 287 unique smelter entities were identified. Of these 287 smelters, 42 were identified as sourcing (or there was a reason to believe they may be sourcing) from the Democratic Republic of Congo (the “DRC”) or surrounding countries (collectively, the “Covered Countries”). Lumentum’s due diligence review indicates that 35 of the 42 smelters were found to be conflict-free certified and 5 smelters verified that they were not the source for metals used in our supply chain. The remaining two (2) smelters sourcing from Covered Countries were removed from being reported as Responsible Minerals Assurance Process (“RMAP”) conformant in August 2023, due to not undergoing the required RMAP re-assessment and were subject to Lumentum’s risk mitigation process described below.

Design of Due Diligence

Lumentum designed its due diligence measures to conform to the Organisation for Economic Co-operation and Development (“OECD”) Due Diligence Guidance for Responsible Supply Chains of Minerals from Conflict-Affected and High-Risk Areas: Third Edition (the “OECD Guidance”). The OECD Guidance sets forth five steps for supply chain due diligence. There is significant overlap between our reasonable country of origin inquiry (“RCOI”) efforts and our due diligence measures performed, both of which are described below.

Management Systems

Lumentum has established a management system for Conflict Minerals. This included the creation of a Conflict Minerals Team comprised of senior leaders from functional areas of Lumentum impacted by Conflict Minerals. This team was created to support supply chain due diligence and the implementation and monitoring of an effective Conflict Minerals program. We have a grievance mechanism through which our employees and suppliers can report a violation of our policies, and maintain an e-mail address conflictminerals@lumentum.com for suppliers and employees to report violations, ask questions and voice concerns. We established a system of controls over our mineral supply chain, including the RCOI and due diligence procedures described below. All relevant Conflict Minerals data is kept in our internal database system.

Reasonable Country of Origin Inquiry

Lumentum conducted a RCOI that was designed to include all suppliers and original manufacturers that supplied parts or materials that contained Conflict Minerals and were necessary to the functionality or production of the products we manufactured in calendar year 2023. We retained a third-party consulting firm to assist with the RCOI and due diligence processes. As part of our RCOI, we contacted approximately 340 suppliers and original manufacturers. Each direct supplier was asked to provide Conflict Minerals data in the Responsible Minerals Initiative (“RMI”) Conflict Minerals Reporting Template (“CMRT”). Greater than 90% of these suppliers responded. Non-responsive suppliers and suppliers with inadequate responses were contacted multiple times. After this review, 287 smelters were identified as Conflict Minerals smelters consistent with the smelter definitions agreed upon by industry and the audit protocols published by the RMI. After performing a risk assessment on each of the 287 smelters regarding their responses, 42 smelters either confirmed that they are sourcing Conflict Minerals from the Covered Countries, or there was reason to believe they source Conflict Minerals from the Covered Countries. This assessment was based on information directly from the smelters as well as other public information available at the time. In accordance with the Rule, Lumentum is required to exercise due diligence on the Conflict Minerals’ source and chain of custody and to follow a nationally or internationally recognized due diligence framework.

Conflict Minerals Policy

Lumentum’s Conflict Minerals Policy is publicly available on our website at: https://www.lumentum.com/en/company/corporate-social-responsibility/our-business.

Risk Assessment and Response

Lumentum’s risk assessment plan was designed to define, identify, mitigate, and manage risks. Risks that arise are reported to the designated member of senior management. As described above under Reasonable Country of Origin Inquiry, Lumentum identified the smelters in its supply chain and performed a risk assessment for 287 smelters. 42 smelters either confirmed that they are sourcing Conflict Minerals from the Covered Countries, or there was reason to believe they source Conflict Minerals from the Covered Countries. This assessment was based on information obtained directly from the smelters as well as other public information available at the time. Lumentum then compared this list to the list provided by the RMAP and for smelters that were not identified by the RMAP as conformant, Lumentum conducted risk mitigation. 220 of the 287 smelters identified (greater than 75%) have undergone a RMAP audit. These smelters were also reviewed against publicly available information to determine if there was any reason to believe that they directly or indirectly finance or benefit armed groups in the Covered Countries.

Due Diligence Results and Ongoing Risk Mitigation Efforts

Smelters and Country of Origin

Of the 42 smelters that either confirmed they source Conflict Minerals from the Covered Countries or Lumentum has reason to believe source Conflict Minerals from the Covered Countries, 35 smelters were found to be RMAP conformant at the end of 2023. Lumentum has conducted risk mitigation on the remaining seven (7) smelters that are not RMAP Conformant (Al Etihad Gold Refinery DMCC, Augmont Enterprise Private Limited, Dijllah Gold Refinery FZC, Emirates Gold DMCC, Fujairah Gold FZC, International Precious Metal Refiners, and Shirpur Gold Refinery Ltd.), to determine if they are actually used in parts purchased by Lumentum. After due diligence by Lumentum, the suppliers verified that five (5) of the non RMAP Conformant smelters were not used in their supply chain for parts sold to Lumentum. Lumentum continues to work with suppliers who are reporting two (2) remaining high-risk smelters (Al Etihad Gold Refinery DMCC and Emirates Gold DMCC), which were both RMAP Conformant until August 2023, to phase these smelters out of our supply chain. A list of 282 smelters likely used in our supply chain is listed on Annex A hereto.

Because certain of Lumentum’s suppliers source from smelters that source from the Covered Countries and some of these smelters were not yet conflict free certified at the end of our 2023 due diligence process, Lumentum has been unable to reach a definitive conclusion regarding its products manufactured during calendar year 2023.

Steps to be Taken to Mitigate Risk

Lumentum is committed to continuous improvement in our due diligence and mitigation process to further mitigate the risk that the necessary Conflict Minerals in our products could benefit armed groups in the Covered Countries. As part of our efforts to mitigate this risk, new or renewed supplier contracts require suppliers to provide information that will allow us to evaluate their Conflict Minerals status. Additionally, we are continuing to engage with and educate our suppliers to increase supplier response rates and improve the timeliness, accuracy and comprehensiveness of the supplier survey responses we receive. We are also continuing to work with our suppliers to encourage them to source from certified smelters when sourcing material from the Covered Countries.
Given that we are a downstream company, many steps removed from the mining or processing of 3TG, and that we do not purchase raw ore or refined 3TG, Lumentum relies on independent third-party audits of smelters and refiners. Lumentum supports such independent third-party audits, including those conducted by the RMAP, through our financial support for the RMI. Lumentum also actively supports the goal of increasing smelter and refiner participation in the RMAP through our participation in the RMI and direct outreach through our third-party service provider. This assists the RMI with prioritizing outreach to known smelters and refiners to encourage them to participate in the RMAP.

Additional Risk Factors

The statements included in this Conflict Minerals Report are based on the RCOI process and due diligence performed in good faith by Lumentum. These statements are based on the information available at the time. A number of factors could introduce errors or otherwise affect our determinations regarding the status of our supply chain with respect to Conflict Minerals. These factors include, but are not limited to: (i) gaps in supplier or smelter data, (ii) errors or omissions by suppliers or smelters, (iii) uncertainty or varied interpretations of the disclosure requirements described in the SEC final rules, (iv) all instances of conflict minerals necessary to the functionality or manufacturing of our products may not have been reported correctly by our suppliers, (v) many suppliers and smelters are unfamiliar with the diligence process and information required to be provided due to this new regulation, which could lead to inaccurate responses, (vi) timeliness of data received from our suppliers, (vii) information that is in the public domain may not be discovered despite having conducted a reasonable search, (viii) there may be errors in publicly available information, (ix) language barriers or errors in translation could lead to inaccurate information, (x) there could be oversights or errors in conflict free smelter audits, (xi) materials sourced from the Covered Countries could inaccurately be declared secondary materials, (xii) illegally tagged Conflict Minerals could be introduced into our supply chain without our knowledge or the knowledge of our suppliers, (xiii) difficulties obtaining information from companies that are no longer in business and (xiv) smuggling of Conflict Minerals outside the Covered Countries may make identification of their origin more difficult. This Specialized Disclosure Report on Form SD contains forward looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These statements include any plans or intentions to improve the number and quality of supplier and smelter response rates and steps we intend to take to mitigate risk in our supply chain. These forward-looking statements involve risks and uncertainties that could cause actual results to differ materially from those projected. In particular, Lumentum’s actions and the results of those actions may be affected by: (a) changes in global regulations related to the extraction of and disclosure obligations related to Conflict Minerals; (b) the ability of our direct suppliers and smelters to provide accurate information in response to our requests; (c) the availability of alternate sources of materials necessary to the functionality or production of our products on commercially reasonable terms or at all; (d) the ability of certified smelters to meet demand for raw materials; and (e) limits on our ability to unilaterally influence supplier behavior. These forward-looking statements are made as of the date hereof and the Lumentum assumes no obligation to update such statements.

Annex A

Smelters and Refineries

Below is a list of the smelters reported to Lumentum as likely in Lumentum’s supply chain as of December 31, 2023.

Metal	Smelter Name
Gold	Advanced Chemical Company
Gold	Aida Chemical Industries Co., Ltd.
Gold	Agosi AG
Gold	Almalyk Mining and Metallurgical Complex (AMMC)
Gold	AngloGold Ashanti Córrego do Sítio Mineração
Gold	Argor-Heraeus S.A.
Gold	Asahi Pretec Corp.
Gold	Asaka Riken Co., Ltd.
Gold	Aurubis AG
Gold	Bangko Sentral ng Pilipinas (Central Bank of the Philippines)
Gold	Boliden Ronnskar
Gold	C. Hafner GmbH + Co. KG
Gold	Caridad
Gold	CCR Refinery - Glencore Canada Corporation
Gold	Cendres + Métaux S.A.
Gold	Yunnan Copper Industry Co., Ltd.
Gold	Chimet S.p.A.
Gold	Chugai Mining
Gold	DSC (Do Sung Corporation)
Gold	Dowa
Gold	Eco-System Recycling Co., Ltd. East Plant
Gold	Refinery of Seemine Gold Co., Ltd.
Gold	Guoda Safina High-Tech Environmental Refinery Co., Ltd.
Gold	Hangzhou Fuchunjiang Smelting Co., Ltd.
Gold	LT Metal Ltd.
Gold	Heimerle + Meule GmbH
Gold	Heraeus Metals Hong Kong Ltd.
Gold	Heraeus Germany GmbH Co. KG
Gold	Hunan Chenzhou Mining Co., Ltd.
Gold	Hunan Guiyang yinxing Nonferrous Smelting Co., Ltd.
Gold	HwaSeong CJ Co., Ltd.
Gold	Inner Mongolia Qiankun Gold and Silver Refinery Share Co., Ltd.
Gold	Ishifuku Metal Industry Co., Ltd.
Gold	Istanbul Gold Refinery
Gold	Japan Mint
Gold	Jiangxi Copper Co., Ltd.
Gold	Asahi Refining USA Inc.
Gold	Asahi Refining Canada Ltd.
Gold	JX Nippon Mining & Metals Co., Ltd.
Gold	Kazakhmys Smelting LLC
Gold	Kazzinc
Gold	Kennecott Utah Copper LLC
Gold	Kojima Chemicals Co., Ltd.
Gold	Lingbao Jinyuan Tonghui Refinery Co., Ltd.
Gold	LS MnM Inc.
Gold	Materion

Gold	Matsuda Sangyo Co., Ltd.
Gold	Metalor Technologies (Suzhou) Ltd.
Gold	Metalor Technologies (Hong Kong) Ltd.
Gold	Metalor Technologies (Singapore) Pte., Ltd.
Gold	Metalor Technologies S.A.
Gold	Metalor USA Refining Corporation
Gold	Metalúrgica Met-Mex Peñoles S.A. De C.V.
Gold	Mitsubishi Materials Corporation
Gold	Mitsui Mining and Smelting Co., Ltd.
Gold	Nadir Metal Rafineri San. Ve Tic. A.Ş.
Gold	Navoi Mining and Metallurgical Combinat
Gold	Nihon Material Co., Ltd.
Gold	Ohura Precious Metal Industry Co., Ltd.
Gold	MKS PAMP SA
Gold	PT Aneka Tambang (Persero) Tbk
Gold	PX Précinox S.A.
Gold	Rand Refinery (Pty) Ltd.
Gold	Royal Canadian Mint
Gold	Sabin Metal Corp.
Gold	Samduck Precious Metals
Gold	SAMWON Metals Corp.
Gold	SEMPSA Joyería Platería S.A.
Gold	Shandong Zhaojin Gold & Silver Refinery Co., Ltd.
Gold	Sichuan Tianze Precious Metals Co., Ltd.
Gold	Solar Applied Materials Technology Corp.
Gold	Sumitomo Metal Mining Co., Ltd.
Gold	Super Dragon Technology Co., Ltd.
Gold	Tanaka Kikinzoku Kogyo K.K.
Gold	Shandong Gold Smelting Co., Ltd.
Gold	Tokuriki Honten Co., Ltd.
Gold	Tongling Nonferrous Metals Group Co., Ltd.
Gold	Torecom
Gold	Umicore S.A. Business Unit Precious Metals Refining
Gold	United Precious Metal Refining, Inc.
Gold	Valcambi S.A.
Gold	Western Australian Mint (T/a The Perth Mint)
Gold	Yamakin Co., Ltd.
Gold	Yokohama Metal Co., Ltd.
Gold	Zhongyuan Gold Smelter of Zhongjin Gold Corporation
Gold	Gold Refinery of Zijin Mining Group Co., Ltd.
Gold	Morris and Watson
Gold	SAFINA A.S.
Gold	Guangdong Jinding Gold Limited
Gold	Umicore Precious Metals Thailand
Gold	MMTC-PAMP India Pvt., Ltd.
Gold	KGHM Polska Miedź Spółka Akcyjna
Gold	Singway Technology Co., Ltd.
Gold	Shandong Humon Smelting Co., Ltd.
Gold	Shenzhen Zhonghenglong Real Industry Co., Ltd.
Gold	Al Etihad Gold Refinery DMCC
Gold	Emirates Gold DMCC
Gold	T.C.A S.p.A
Gold	REMONDIS PMR B.V.

Gold	Korea Zinc Co., Ltd.
Gold	Marsam Metals
Gold	TOO Tau-Ken-Altyn
Gold	Abington Reldan Metals, LLC
Gold	Shenzhen CuiLu Gold Co., Ltd.
Gold	Albino Mountinho Lda.
Gold	SAAMP
Gold	L'Orfebre S.A.
Gold	8853 S.p.A.
Gold	Italpreziosi
Gold	WIELAND Edelmetalle GmbH
Gold	Ögussa Österreichische Gold- und Silber-Scheideanstalt GmbH
Gold	GGC Gujrat Gold Centre Pvt. Ltd.
Gold	Sai Refinery
Gold	Bangalore Refinery
Gold	Degussa Sonne / Mond Goldhandel GmbH
Gold	Pease & Curren
Gold	SungEel HiMetal Co., Ltd.
Gold	Planta Recuperadora de Metales SpA
Gold	Safimet S.p.A
Gold	NH Recytech Company
Gold	QG Refining, LLC
Gold	CGR Metalloys Pvt Ltd.
Gold	Sovereign Metals
Gold	Eco-System Recycling Co., Ltd. North Plant
Gold	Eco-System Recycling Co., Ltd. West Plant
Gold	Alexy Metals
Gold	MD Overseas
Gold	Metallix Refining Inc.
Gold	Metal Concentrators SA (Pty) Ltd.
Gold	WEEEREFINING
Gold	Gold by Gold Colombia
Gold	Dongwu Gold Group
Gold	Coimpa Industrial LTDA

Tantalum	F&X Electro-Materials Ltd.
Tantalum	XIMEI RESOURCES (GUANGDONG) LIMITED
Tantalum	JiuJiang JinXin Nonferrous Metals Co., Ltd.
Tantalum	Jiujiang Tanbre Co., Ltd.
Tantalum	AMG Brasil
Tantalum	Metallurgical Products India Pvt., Ltd.
Tantalum	Mineração Taboca S.A.
Tantalum	Mitsui Mining and Smelting Co., Ltd.
Tantalum	NPM Silmet AS
Tantalum	Ningxia Orient Tantalum Industry Co., Ltd.
Tantalum	QuantumClean
Tantalum	Yanling Jincheng Tantalum & Niobium Co., Ltd.
Tantalum	Taki Chemical Co., Ltd.
Tantalum	Telex Metals
Tantalum	Ulba Metallurgical Plant JSC
Tantalum	Hengyang King Xing Lifeng New Materials Co., Ltd.
Tantalum	D Block Metals, LLC
Tantalum	FIR Metals & Resource Ltd.

Tantalum	Jiujiang Zhongao Tantalum & Niobium Co., Ltd.
Tantalum	Jiangxi Dinghai Tantalum & Niobium Co., Ltd.
Tantalum	KEMET de Mexico
Tantalum	TANIOBIS Co., Ltd.
Tantalum	TANIOBIS GmbH
Tantalum	Materion Newton Inc.
Tantalum	TANIOBIS Japan Co., Ltd.
Tantalum	TANIOBIS Smelting GmbH & Co. KG
Tantalum	Global Advanced Metals Boyertown
Tantalum	Global Advanced Metals Aizu
Tantalum	Resind Indústria e Comércio Ltda.
Tantalum	Jiangxi Tuohong New Raw Material
Tantalum	RFH Yancheng Jinye New Material Technology Co., Ltd.
Tantalum	PowerX Ltd.

Tin	Chenzhou Yunxiang Mining and Metallurgy Co., Ltd.
Tin	Alpha
Tin	PT Aries Kencana Sejahtera
Tin	PT Premium Tin Indonesia
Tin	Dowa
Tin	EM Vinto
Tin	Estanho de Rondônia S.A.
Tin	Fenix Metals
Tin	Gejiu Non-Ferrous Metal Processing Co., Ltd.
Tin	Gejiu Zili Mining And Metallurgy Co., Ltd.
Tin	Gejiu Kai Meng Industry and Trade LLC
Tin	China Tin Group Co., Ltd.
Tin	Malaysia Smelting Corporation (MSC)
Tin	Metallic Resources, Inc.
Tin	Mineração Taboca S.A.
Tin	Minsur
Tin	Mitsubishi Materials Corporation
Tin	Jiangxi New Nanshan Technology Ltd.
Tin	O.M. Manufacturing (Thailand) Co., Ltd.
Tin	Operaciones Metalúrgicas S.A.
Tin	PT Artha Cipta Langgeng
Tin	PT Babel Inti Perkasa
Tin	PT Babel Surya Alam Lestari
Tin	PT Bangka Tin Industry
Tin	PT Belitung Industri Sejahtera
Tin	PT Bukit Timah
Tin	PT Mitra Stania Prima
Tin	PT Panca Mega Persada
Tin	PT Prima Timah Utama
Tin	PT Refined Bangka Tin
Tin	PT Sariwiguna Binasentosa
Tin	PT Stanindo Inti Perkasa
Tin	PT Timah Tbk Kundur
Tin	PT Timah Tbk Mentok
Tin	PT Timah Nusantara
Tin	PT Tinindo Inter Nusa
Tin	PT Tommy Utama
Tin	Rui Da Hung

Tin	Thaisarco
Tin	Gejiu Yunxin Nonferrous Electrolysis Co., Ltd.
Tin	VQB Mineral and Trading Group JSC
Tin	White Solder Metalurgia e Mineração Ltda.
Tin	Yunnan Chengfeng Non-ferrous Metals Co., Ltd.
Tin	Tin Smelting Branch of Yunnan Tin Co., Ltd.
Tin	CV Venus Inti Perkasa
Tin	Magnu's Minerais Metais e Ligas Ltda.
Tin	PT Tirus Putra Mandiri
Tin	Melt Metais e Ligas S.A.
Tin	PT ATD Makmur Mandiri Jaya
Tin	O.M. Manufacturing Philippines, Inc.
Tin	CV Ayi Jaya
Tin	Electro-Mechanical Facility of the Cao Bang Minerals & Metallurgy Joint Stock Company
Tin	Nghe Tinh Non-Ferrous Metals Joint Stock Company
Tin	Tuyen Quang Non-Ferrous Metals Joint Stock Company
Tin	PT Rajehan Ariq
Tin	PT Cipta Persada Mulia
Tin	An Vinh Joint Stock Mineral Processing Company
Tin	Resind Indústria e Comércio Ltda.
Tin	Super Ligas
Tin	Aurubis Beerse
Tin	Aurubis Berango
Tin	PT Bangka Prima Tin
Tin	PT Sukses Inti Makmur
Tin	PT Menara Cipta Mulia
Tin	HuiChang Hill Tin Industry Co., Ltd.
Tin	Modeltech Sdn Bhd
Tin	Guangdong Hanhe Non-Ferrous Metal Co., Ltd.
Tin	Chifeng Dajingzi Tin Industry Co., Ltd.
Tin	PT Bangka Serumpun
Tin	Pongpipat Company Limited
Tin	Tin Technology & Refining
Tin	Dongguan CiEXPO Environmental Engineering Co., Ltd.
Tin	Ma'anshan Weitai Tin Co., Ltd.
Tin	PT Rajawali Rimba Perkasa
Tin	Luna Smelter, Ltd.
Tin	Yunnan Yunfan Non-ferrous Metals Co., Ltd.
Tin	Precious Minerals and Smelting Limited
Tin	Gejiu City Fuxiang Industry and Trade Co., Ltd.
Tin	PT Mitra Sukses Globalindo
Tin	CRM Fundicao De Metais E Comercio De Equipamentos Eletronicos Do Brasil Ltda
Tin	CRM Synergies
Tin	Fabrica Auricchio Industria e Comercio Ltda.
Tin	DS Myanmar
Tin	PT Putera Sarana Shakti (PT PSS)
Tin	Mining Minerals Resources SARL

Tungsten	A.L.M.T. Corp.
Tungsten	Kennametal Huntsville
Tungsten	Guangdong Xianglu Tungsten Co., Ltd.
Tungsten	Chongyi Zhangyuan Tungsten Co., Ltd.
Tungsten	Global Tungsten & Powders LLC.

Tungsten	Hunan Chenzhou Mining Co., Ltd.
Tungsten	Japan New Metals Co., Ltd.
Tungsten	Kennametal Fallon
Tungsten	Wolfram Bergbau und Hütten AG
Tungsten	Xiamen Tungsten Co., Ltd.
Tungsten	Ganzhou Jiangwu Ferrotungsten Co., Ltd.
Tungsten	Jiangxi Yaosheng Tungsten Co., Ltd.
Tungsten	Jiangxi Xinsheng Tungsten Industry Co., Ltd.
Tungsten	Jiangxi Tonggu Non-ferrous Metallurgical & Chemical Co., Ltd.
Tungsten	Malipo Haiyu Tungsten Co., Ltd.
Tungsten	Xiamen Tungsten (H.C.) Co., Ltd.
Tungsten	Jiangxi Gan Bei Tungsten Co., Ltd.
Tungsten	Ganzhou Seadragon W & Mo Co., Ltd.
Tungsten	Asia Tungsten Products Vietnam Ltd.
Tungsten	Hunan Shizhuyuan Nonferrous Metals Co., Ltd. Chenzhou Tungsten Products Branch
Tungsten	H.C. Starck Tungsten GmbH
Tungsten	TANIOBIS Smelting GmbH & Co. KG
Tungsten	Masan High-Tech Materials
Tungsten	Jiangwu H.C. Starck Tungsten Products Co., Ltd.
Tungsten	Niagara Refining LLC
Tungsten	China Molybdenum Tungsten Co., Ltd.
Tungsten	Philippine Chuangxin Industrial Co., Inc.
Tungsten	Lianyou Metals Co., Ltd.
Tungsten	Hubei Green Tungsten Co., Ltd.
Tungsten	Cronimet Brasil Ltda
Tungsten	Fujian Xinlu Tungsten Co., Ltd.
Tungsten	Tungsten Vietnam Joint Stock Company

37 of the smelters above declared to be sourcing, or there was reason to believe they may be sourcing, from the Covered Countries. Under the Rule, the requirement is to identify whether or not a smelter is sourcing from the Covered Countries and there is no requirement to identify the specific Covered Country by the smelter. Given the limitation on the specificity of the smelters’ disclosures, the identified Covered Countries are the DRC, Rwanda and United Arab Emirates.